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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 14 to the Registration Statement of the Inheiritage Separate Account of First Allmerica Financial Life Insurance Company on Form N-6 of our report dated January 30, 2003, relating to the financial statements of First Allmerica Financial Life Insurance Company, and our report dated March 28, 2003, relating to the financial statements of the Inheiritage Separate Account of First Allmerica Financial Life Insurance Company, both of which appear in such Statement of Additional Information. We also consent to the references to us under the headings "Service Providers-Independent Accountants" and "Independent Accountants" in such Statement of Additional Information.

/s/ PRICEWATERHOUSECOOPERS LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts
April 24, 2003